Exhibit 99.1

Sanara MedTech Inc. Announces Changes to Its Board of Directors

FORT WORTH, TX / ACCESSWIRE / October 7, 2024 / Sanara MedTech Inc.

Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara” or the “Company”) (NASDAQ: SMTI), a medical technology company focused on improving clinical outcomes and reducing healthcare expenditures in the surgical, chronic wound and skincare markets announced today changes to its Board of Directors (“Board”). After a long tenure of service with the predecessor company and Sanara, Mr. James “Jim” Stuckert has resigned from his position as a director, and Mr. Keith Myers has been appointed to serve as a director on the Board in order to fill the vacancy resulting from Mr. Stuckert’s resignation. Mr. Stuckert will continue to serve the Board as Director Emeritus.

Ron Nixon, Sanara’s Executive Chairman and CEO, stated, “I want to thank Jim for his leadership and extensive contributions over the past many years of Sanara’s growth. I speak for the entire board in thanking him for his contributions to the Company and wishing him the best.” Mr. Nixon added, “I have known Keith Myers for decades while he led the LHC Group team to become one of the most impactful home health and hospice providers in the U.S. His leadership, strategic vision, and experience will be invaluable as Sanara enters its next phase of growth.”

Mr. Myers is the chairman and CEO emeritus of LHC Group, one of the largest and highest quality in-home healthcare providers in the United States. He co-founded LHC Group in 1994 and led its growth from a single freestanding home health agency in rural Louisiana to a publicly traded company with 29,000 employees and 950 agency locations across 38 states and the District of Columbia.

As a visionary and influential leader in the home health industry, Mr. Myers has contributed to shaping the policy and practice of in-home care delivery in the United States. He is the current chairman and a co-founder of the Partnership for Quality Home Healthcare, a coalition of home health providers dedicated to improving the program integrity, quality, and efficiency of home healthcare. He has also served on technical expert panels, prepared research and white papers, and participated in data analysis and presentations to advise the Centers for Medicare & Medicaid Services and other key policymakers.

Mr. Myers is a recipient of multiple national awards and honors, including the National Entrepreneur of the Year in the field of healthcare services and induction into the National Home Care & Hospice Hall of Fame.

About Sanara MedTech Inc.

Sanara MedTech Inc. is a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skincare markets. The Company markets, distributes and develops surgical, wound and skincare products for use by physicians and clinicians in hospitals, clinics and all post-acute care settings and offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen, FORTIFY TRG® Tissue Repair Graft and FORTIFY FLOWABLE® Extracellular Matrix as well as a portfolio of advanced biologic products focusing on ACTIGENTM Verified Inductive Bone Matrix, ALLOCYTE® Plus Advanced Viable Bone Matrix, BiFORM® Bioactive Moldable Matrix, TEXAGEN® Amniotic Membrane Allograft, and BIASURGE® Advanced Surgical Solution to the surgical market. In addition, the following products are sold in the wound care market: BIAKŌS® Antimicrobial Skin and Wound Cleanser, BIAKŌS® Antimicrobial Wound Gel, and BIAKŌS® Antimicrobial Skin and Wound Irrigation Solution. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “aims,” “anticipates,” “believes,” contemplates,” “continue,” “could,” “estimates,” “expect,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the Company’s future growth. These items involve risks, contingencies and uncertainties such as the extent of product demand, market and customer acceptance of the Company’s products, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.